May 26, 2005
Mr. Julian Ross
OxySure Systems, Inc.	1059-060705
2611 Internet Blvd., Suite 109
Frisco, TX 75034

Re: Amendment to Section 2.6 of the NTEC Services Agreement

Dear Julian:

In accordance with Section 2.6 of the NTEC Services Agreement (the "Agreement"), executed between OxySure Systems, Inc. (the "Company") and NTEC, Inc. on April 8, 2004, NTEC is due an annual Management Fee of $25,000 on the one year anniversary of the Agreement for each year the Company remains an NTEC Program Company (defined as any company with an active and current Services Agreement). The year one Management Fee for the Company was due on April 9, 2005. By mutual agreement between the Company and NTEC, payment of the first year Management Fee is deferred for 60 days from the original due date to allow the Company to close their Series A round of funding. The revised due date for the Management Fee, as agreed by the Company and NTEC, is June 9, 2005. hi addition to deferring the Management Fee, NTEC agreed to reduce the fee to $12,500 in return for an equity grant of 12,500 shares of the Company's Series A Preferred Stock. Delivery of a stock certificate is due concurrent with the cash Management Fee on June 9,'2005.

This amendment to the NTEC Services Agreement for the Company only applies to Section 2.6 of the Agreement and all other terms outlined in 2.6 not amended by the above remain in force.

IN WITNESS WHEREOF, the undersigned hereby agrees to the terms hereof effective as of May 26, 2005;

NTEC foiyTechnology, Inc.	OxySure Systems, Inc.

2611 Internet Blvd, Soite 109, Frisco, TX 75034
Phone: 214.618.6832 Fax: 214.618.6494 www.ntec-ine.org